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March 22, 2002


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         Re:      Hartford Series Fund, Inc.
                  Registration Statement on Form N-14, File No. 333-83000


Dear Sir or Madam:

         Arthur Andersen LLP has audited the financial statements and financial highlights of Hartford Series Fund, Inc. (consisting of Hartford Global Communications HLS Fund, Hartford Global Financial Services HLS Fund, Hartford Global Health HLS Fund, Hartford Global Technology HLS Fund, Hartford Focus HLS Fund, Hartford International Small Company HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford MidCap Value HLS Fund, Hartford Global Leaders HLS Fund, Hartford Growth and Income HLS Fund, Hartford Value HLS Fund and Hartford High Yield HLS Fund) as of December 31, 2001 and for the periods presented in the financial statements and financial highlights, and has issued its report thereon dated February 6, 2002. Such financial statements, financial highlights and report thereon have been incorporated by reference into the above referenced filing. In connection therewith, Arthur Andersen has represented to us that such audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.




                                          HARTFORD SERIES FUND, INC.

                                          By:  /s/ David Znamierowski
                                          ----------------------------
                                          Its President